UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CONTROL4 CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2018

Dear Control4 Stockholder:

I am pleased to invite you to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Control4 Corporation (“Control4” or the “Company”) to be held on Tuesday, May 1, 2018 at 8:00 a.m. Mountain Time at Control4’s corporate offices located at 11734 S. Election Road, Salt Lake City, Utah 84020.

At this year’s Annual Meeting, our stockholders will be asked to:

(1) elect the three nominees for Class II directors who are named in the Proxy Statement;

(2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

(3) transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

If you owned our common stock at the close of business on March 8, 2018, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be made available for review during our regular business hours at our headquarters in Salt Lake City, Utah for the ten days prior to the meeting for any purpose related to the meeting.

Our board of directors recommends that you vote “FOR” each of the proposals listed above. You should carefully read the accompanying Proxy Statement, which contains detailed information concerning each of these proposals.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope you will vote as soon as possible. You may vote via a toll-free telephone number, over the Internet or in person at the Annual Meeting or, if you receive your proxy materials by U.S. mail, you also may vote by mailing a proxy card or voting by telephone. Please review the instructions on the Notice or on the proxy card regarding your voting options. Your participation will help to ensure the presence of a quorum at the meeting and save Control4 the extra expense associated with additional solicitation.

Thank you for your ongoing support of and continued interest in Control4. We look forward to seeing you at our Annual Meeting.

Sincerely,

Martin Plaehn
President, Chief Executive Officer and Chairman of the Board

CONTROL4 CORPORATION
11734 S. Election Road
Salt Lake City, Utah 84020

NOTICE OF THE 2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2018

Notice is hereby given that Control4 Corporation will hold its 2018 Annual Meeting of Stockholders (the “Annual Meeting”) on May 1, 2018 at 8:00 a.m. Mountain Time at Control4 Corporation’s corporate offices located at 11734 S. Election Road, Salt Lake City, Utah 84020, to accomplish the following purposes:

●

Elect three Class II directors, namely Messrs. Rob Born, Jim Caudill and Jeremy Jaech, to hold office until the 2021 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

●	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

●	Transact any other business that properly comes before the Annual Meeting (including adjournments and postponements thereof).

The Annual Meeting will begin promptly at 8:00 a.m. Mountain Time, and check-in will begin at 7:45 a.m. Mountain Time. Only stockholders of record at the close of business on the Record Date, March 8, 2018, are entitled to notice of and to vote at the Annual Meeting as set forth in the Proxy Statement. If you plan to attend the Annual Meeting in person, you should be prepared to present photo identification (such as a valid driver’s license) and verification of stock ownership for admittance. You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on March 8, 2018 or hold a valid proxy for the Annual Meeting. If you are a stockholder of record, your ownership as of the record date will be verified prior to admittance into the meeting. If you are not a stockholder of record but hold shares through a broker, trustee, or nominee, you must provide proof of beneficial ownership as of the record date, such as an account statement or similar evidence of ownership. Please allow ample time for the admittance process.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I encourage you to read the Proxy Statement and submit your proxy or voting instructions as soon as possible. Please review the instructions on the proxy card regarding your voting options. You may vote in person at the Annual Meeting, via the Internet, by mail or by telephone.

By Order of the Board of Directors,

Greg Bishop
General Counsel, Chief Compliance Officer and Corporate Secretary

Salt Lake City, Utah
March 21, 2018

Table of Contents

PROXY STATEMENT	1
GENERAL INFORMATION	1
PROPOSAL ONE	4
ELECTION OF DIRECTORS	4
● Number of Directors; Board Structure	4
● Nominees	4
● Recommendation of the Board of Directors	4
● Nominees for Election for a Three-Year Term Ending at the 2021 Annual Meeting	5
● Directors Continuing in Office Until the 2019 Annual Meeting	5
● Executive Officers	7
CORPORATE GOVERNANCE	8
● Meetings of the Board of Directors	8
● Code of Business Conduct and Ethics	8
● Corporate Governance Guidelines	8
● Independence of the Board of Directors	8
● Identifying and Evaluating Director Nominees	9
● Minimum Qualifications	9
● Stockholder Recommendations	9
● Stockholder Communications	9
● Board Leadership Structure	10
● Board’s Role in Risk Oversight	10
● Risks Related to Compensation Policies and Practices	10
● Board Committees	10
● Audit Committee	11
● Compensation Committee	11
● Nominating and Corporate Governance Committee	12
● Director Compensation	12
● 2017 Director Compensation	13
PROPOSAL TWO	14
RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	14
● Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	14
● Audit Fees	14
● Recommendation of the Board of Directors	15
● Report of the Audit Committee of the Board of Directors	16
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
● Section 16(a) Beneficial Ownership Reporting Compliance	18
● Equity Compensation Plan Information	18
EXECUTIVE COMPENSATION	19
● Summary Compensation Table	19
● Outstanding Equity Awards at Fiscal Year-End	20
● Benefits	21
● Employment Arrangements with Our Named Executive Officers	21
● Compensation Committee Interlocks and Insider Participation	22
● Report of the Compensation Committee of the Board of Directors	23
RELATED PARTY AND OTHER TRANSACTIONS	24
● Certain Relationships and Transactions	24
● Procedures for Approval of Related Party Transactions	24
ADDITIONAL INFORMATION	24
● Procedures for Submitting Stockholder Proposals	24

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 1, 2018

GENERAL INFORMATION

Our board of directors is soliciting your proxy for the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) and at any postponement or adjournment of the Annual Meeting for the purposes set forth in this Proxy Statement and the associated Notice of the 2018 Annual Meeting of Stockholders (the “Notice”). The Annual Meeting will be held at 8:00 a.m. Mountain Time on May 1, 2018 at our corporate offices located at 11734 S. Election Road, Salt Lake City, Utah 84020. The Notice is first being sent, and the Proxy Statement is first being made available, to stockholders on or about March 21, 2018.

In this Proxy Statement the terms “Control4,” “Company,” “we,” “us,” and “our” refer to Control4 Corporation. The mailing address of our principal executive offices is Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020.

Record Date	March 8, 2018

Quorum	A majority of the shares of all issued and outstanding stock entitled to vote on the Record Date must be present in person or represented by proxy to constitute a quorum.

Shares Outstanding	26,020,906 shares of common stock were outstanding as of March 8, 2018, and are entitled to vote at the Annual Meeting.

Voting	There are four ways a stockholder of record can vote:

(1)   By Internet: You may vote over the Internet by following the instructions provided in the Notice or, if you receive your proxy materials by U.S. mail, by following the instructions on the proxy card.

(2)   By Telephone: You may vote by calling the telephone number provided in the Notice or, if you receive your proxy materials by U.S. mail, you may vote by following the instructions on the proxy card.

(3) By Mail: If you receive your proxy materials by U.S. mail, you may complete, sign and return the accompanying proxy card in the postage-paid envelope provided.

(4)   In Person: If you are a stockholder as of the Record Date, you may vote in person at the meeting. Submitting a proxy will not prevent stockholders from attending the Annual Meeting, revoking their earlier-submitted proxy, and voting in person.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on April 30, 2018. Proxies submitted by U.S. mail must be received before the start of the Annual Meeting.

If you hold your shares through a bank or broker, please follow their instructions.

Revoking Your Proxy

Stockholders of record may revoke their proxies by attending the Annual Meeting and voting in person, by filing an instrument in writing revoking their proxy or by filing with our Corporate Secretary another duly executed proxy bearing a later date before the vote is counted or by voting again using the telephone or Internet before the cutoff time (your latest telephone or Internet proxy is the one that will be counted). If you hold shares through a bank or broker, you may revoke any prior voting instructions by contacting that firm.

Votes Required to Adopt Proposals	Each share of our common stock outstanding on the Record Date is entitled to one vote on any proposal presented at the Annual Meeting:
For Proposal One, the election of directors, the three nominees receiving the plurality of votes entitled to vote and cast will be elected as directors.

For Proposal Two, a majority of the votes properly cast (meaning the number of shares voted “for” must exceed the number of shares voted “against”) is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Effect of Abstentions and Broker Non-Votes

Votes withheld from any nominee, abstentions, and “broker non-votes” (i.e., where a broker has not received voting instructions from the beneficial owner and for which the broker does not have discretionary power to vote on a particular matter) are counted as present for purposes of determining the presence of a quorum. With respect to the election of directors, you may vote “for” or “withhold” authority to vote for each of the nominees. Shares voting “withheld” have no effect on the election of directors. With respect to the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018, you may vote “for”, “against” or “abstain” from such proposal. Abstentions have no effect on the ratification of such appointment of Ernst & Young LLP.

Under the rules that govern brokers holding shares for their customers, brokers who do not receive voting instructions from their customers have the discretion to vote uninstructed shares on routine matters, but do not have discretion to vote such uninstructed shares on non-routine matters. Only Proposal Two, the ratification of the appointment of Ernst & Young LLP, is considered a routine matter where brokers are permitted to vote shares held by them without instruction. If your shares are held through a broker, those shares will not be voted in the election of directors unless you affirmatively provide the broker instructions on how to vote.

Voting Instructions

If you complete and submit your proxy voting instructions, the persons named as proxies will follow your instructions. If you submit proxy voting instructions but do not direct how your shares should be voted on each item, the persons named as proxies will vote for the election of the nominees for director and for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment, although we have not received timely notice of any other matters that may be properly presented for voting at the Annual Meeting.

Voting Results

We will announce preliminary results at the Annual Meeting. We will report final results by filing a Form 8-K within four business days after the Annual Meeting. If final results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Additional Solicitation and Costs

We are paying for the distribution of the proxy materials and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies. We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail, and personal solicitation, and we will pay a fee of $6,500 plus expenses for these services. Our directors, officers, and employees may also solicit proxies on our behalf in person, by telephone, email or facsimile, but they do not receive additional compensation for providing those services.

Emerging Growth Company

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about our executive compensation arrangements and no non-binding advisory votes on executive compensation. We will remain an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of our initial public offering, or December 31, 2018.

Multiple Beneficial Owners at Same Address

If you are a beneficial owner of our common stock and there are multiple beneficial owners at the same address, you may receive fewer Notices or fewer paper copies of the Proxy Statement and the Annual Report on Form 10-K than the number of beneficial owners at that address. The rules of the Securities and Exchange Commission (the “SEC”) permit American Stock Transfer & Trust Company, LLC, the Company’s transfer agent (“AST”), to deliver only one Notice, Proxy Statement and Annual Report on Form 10-K to multiple beneficial owners sharing an address, unless we receive contrary instructions from any beneficial owner at the same address.

If you receive your proxy materials through AST and (1) you currently receive only one copy of the proxy materials at a shared address but you wish to receive an additional copy of this Proxy Statement and the Annual Report, or any future proxy statement or annual report, or (2) you share an address with other beneficial owners who also receive their separate proxy materials through AST and you wish to request delivery of a single copy of the Annual Report on Form 10-K or the proxy statement to the shared address in the future, please contact Investor Relations at Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020 or call 888-400-4070 (toll free) or 801-523-3100.

PROPOSAL ONE
ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our amended and restated certificate of incorporation and bylaws provide that the number of our directors shall be fixed from time to time by a resolution of the majority of our board of directors. Immediately prior to the Annual Meeting, our board of directors will consist of eight members. Our board of directors is divided into three staggered classes of directors as nearly equal in number as possible. One class is elected each year at the annual meeting of stockholders for a term of three years. The term of the Class II directors expires at the Annual Meeting. The term of the Class III directors expires at the 2019 annual meeting and the term of the Class I directors expires at the 2020 annual meeting. After the initial terms expire, directors are expected to be elected to hold office for a three-year term or until the election and qualification of their successors in office.

The following presents our current directors, their respective term on the board of directors, ages and positions as of March 21, 2018:

Name	Age	Position
Class I Directors whose terms will expire at the 2020 Annual Meeting
Mark Jensen(1)	67	Director
Phil Molyneux(2)	55	Director
Class II Directors whose terms will expire at the 2021 Annual Meeting assuming they are re-elected at the 2018 Annual Meeting
Rob Born(1)(3)	50	Director
James Caudill	50	Director
Jeremy Jaech(1)(3)	63	Director
Class III Directors whose terms will expire at the 2019 Annual Meeting
David C. Habiger(2)(3)(4)	49	Director
Martin Plaehn	60	President, Chief Executive Officer and Chairman
Maria Thomas(2)	54	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee
(4)	Lead Independent Director

Nominees

Based on the recommendation of the nominating and corporate governance committee of our board of directors, our board of directors has nominated Messrs. Rob Born, James Caudill, and Jeremy Jaech for election as directors to serve for a three-year term ending at the 2021 Annual Meeting or until their successors are elected and qualified. Each of the nominees is a current member of our board of directors and has consented to serve if elected.

Unless you direct otherwise through your proxy voting instructions, the persons named as proxies will vote all proxies received “for” the election of each nominee. If any nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present board of directors. In the alternative, the proxies may vote only for the remaining nominees, leaving a vacancy on the board of directors. The board of directors may fill such vacancy at a later date or reduce the size of the board of directors. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

The biographies of each of the nominees and continuing directors below contain information regarding each such person’s service as a director, business experience, director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the nominating and corporate governance committee to determine that the person should serve as a director of the Company. In addition to the information presented below regarding each such person’s specific experience, qualifications, attributes and skills that led the board of directors and its nominating and corporate governance committee to the conclusion that he or she should serve as a director, we also believe that each of our directors has a reputation for integrity, honesty and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to our company and our board of directors. Finally, we value our directors’ experience in relevant areas of business management and on other boards of directors and board committees.

Our corporate governance guidelines also dictate that a majority of the board of directors be comprised of independent directors whom the board of directors has determined have no material relationship with the Company and who are otherwise “independent” directors under the published listing requirements of The NASDAQ Stock Market LLC (“NASDAQ”). We have determined that with the exception of Mr. Martin Plaehn, our President, Chief Executive Officer and Chairman, all of our other directors qualify as “independent” directors.

Nominees for Election for a Three-Year Term Ending at the 2021 Annual Meeting:

Rob Born has been a member of our board of directors since June 2011. Mr. Born is currently the Vice President of Corporate and Business Development at Vocera Communications, a leading provider of wireless communication systems. Prior to joining Vocera Communications in 2014, Mr. Born managed Thomas Weisel Venture Partners, an early stage technology venture capital fund that he joined in 2001. Prior to Thomas Wiesel Venture Partners, Mr. Born was an investment banker with Montgomery Securities. Mr. Born has served on the boards of several private companies. Mr. Born holds a Bachelor of Arts in English literature from Amherst College, and a Master of Business Administration and a Juris Doctorate from Duke University. Mr. Born is also a member of the California State Bar.

We believe that Mr. Born is qualified to serve as a director based on his experience as a seasoned investor and a current and former director of many companies, as well as his knowledge of the industry in which we operate.

James Caudill has been a member of our board of directors since October 2014. From 2010 to 2017, Mr. Caudill served as the chairman and CEO of D+M Group (formerly D&M Holdings), which managed a portfolio of companies that manufactured high-end audio, video and home theater equipment, including the Denon, Marantz and Boston Acoustics brands. Prior to D+M Group, Mr. Caudill served as president of the Hardware and Home Improvement group at Black & Decker Corporation from 2005 to 2010. Mr. Caudill joined Black & Decker as a retail sales representative in June 1990 and served in positions of increasing responsibility in national sales, product management, brand management, and marketing. Mr. Caudill earned a B.S. in Marketing and Transportation Logistics from Ohio State University and an M.B.A. from Loyola College.

We believe that Mr. Caudill is qualified to serve as a director based on his service as a director on other boards, his current and prior executive leadership, and his experience in and knowledge of the industry in which we operate.

Jeremy Jaech has been a member of our board of directors since May 2014. Mr. Jaech has many years of experience as a technology entrepreneur, public-company CEO and board member. In October 2012, Mr. Jaech founded SNUPI Technologies, an early-stage company manufacturing and marketing low-cost sensor networks to consumers, and Mr. Jaech served as its CEO until December 2015. Prior to that, Mr. Jaech served as the CEO of Verdiem, a company in the enterprise PC energy-management market, from 2007 to 2011. Prior to that, Mr. Jaech served as CEO of Trumba, a company that provides toolsets for publishing and promoting events online, from 2003 to 2007. In 1990, Mr. Jaech co-founded Visio, a software company providing business drawings to businesses, and served as its CEO until 2000, when it was acquired by Microsoft. In 1984, Mr. Jaech co-founded Aldus, a pioneer in desktop publishing through its flagship PageMaker software until he left the company in 1989. Mr. Jaech holds a Bachelor of Arts in Mathematics and a Master of Science in Computer Science from the University of Washington.

We believe that Mr. Jaech is qualified to serve as a director based on his service as a director on other public-company boards, his executive leadership as the CEO of both private and public companies, and his experience in and knowledge of the industry in which we operate.

Directors Continuing in Office Until the 2019 Annual Meeting

David C. Habiger has served as a member of our board of directors since September 2012, and as lead independent director since July 2015. Mr. Habiger has served as a senior advisor to Silver Lake Partners and a venture partner at the Pritzker Group since 2013. Mr. Habiger served as the interim CEO at Textura, a software collaboration company, from 2015 to 2016. From 2011 to 2012, Mr. Habiger served as chief executive officer of NDS Group Ltd., a provider of video software and content security solutions. Prior to that, Mr. Habiger served as chief executive officer of Sonic Solutions, a provider of software for digital media, from 2005 to 2011. Mr. Habiger currently serves as a member of the board of directors of Echo Global Logistics, Grubhub, Stamps.com, and Xperi. Mr. Habiger holds a Bachelor of Business Administration from St. Norbert College and a Master of Business Administration from the University of Chicago.

We believe that Mr. Habiger is qualified to serve as a director based on his service on other public- and private-company boards, his executive leadership experience and his experience in and knowledge of the industry in which we operate.

Mark Jensen has been a member of our board of directors since April 2015. Mr. Jensen has over 35 years of experience providing audit and financial consulting services to companies in the technology industry. He served as the U.S. Managing Partner-Audit and Enterprise Risk Services, Technology Industry and the U.S. Managing Partner-Venture Capital Services Group at Deloitte LLP until his retirement from the firm in June 2012. Prior to joining Deloitte as a partner in 2001, he was briefly the CFO for Redleaf Group and prior to that, a partner with Arthur Andersen LLP, where he was the Managing Partner of the Silicon Valley Office and also led the Global Technology Industry Practice. Mr. Jensen is a member of the Board of Directors and Audit Committee Chairman of Lattice Semiconductor Corporation and ForeScout Technologies, Inc., both of which are public companies listed on NASDAQ. He previously was a member of the Board of Directors of Unwired Planet, Inc., a public company listed on NASDAQ, where he served as Chairman of the Audit Committee and a member of the Compensation Committee. Mr. Jensen is a certified public accountant licensed in Colorado and California and is a member of the American Institute of Certified Public Accountants. Mr. Jensen holds degrees from Colorado State University and Metropolitan State College of Denver. Mr. Jensen is a National Association of Corporate Directors (NACD) Board Leadership Fellow and completed NACD’s comprehensive program of study for corporate directors. He supplements his skill sets through ongoing engagement with the director community and access to leading practices. Mr. Jensen was selected to serve on our board of directors because of his extensive accounting and financial expertise and his experience with technology companies and as a director of public companies.

We believe that Mr. Jensen is qualified to serve as a director based on his extensive accounting experience, service as a director on other boards, his current and executive experience, and his experience in and knowledge of the industry in which we operate.

Phil Molyneux has been a member of our board of directors since April 2015. Mr. Molyneux has served as Area President for the Americas at Dyson Inc. since January 2016. Prior to joining Dyson, from February 2015 to November 2015, Mr. Molyneux was Chief Operating Officer of i.am.plus Inc. Prior to Mr. Molyneux’s appointment at i.am.plus, Mr. Molyneux held executive and leadership positions at Sony for more than 25 years, including: Chairman, Sony Electronics Inc.; President and COO, Sony Electronics Inc.; Managing Director, Sony Central & Southeast Europe; Managing Director & Vice President, Sony Europe; Vice President, Computer Peripherals & Components, Sony Europe, as well as several multi-year roles in product and sales management. Mr. Molyneux graduated from Newbury Technical College and from the University of Westminster (formerly Polytechnic of Central London).

We believe that Mr. Molyneux is qualified to serve as a director based on his service as a director on other boards, his executive leadership experience, and his experience in and knowledge of the industry in which we operate.

Martin Plaehn has served as Control4’s President and Chief Executive Officer, and a member of our board of directors since September 2011, and as chairperson of the board of directors since January 1, 2014. Prior to joining our company, Mr. Plaehn served as senior vice president of product and service development at RealNetworks, Inc., a provider of Internet media delivery software and services, from 2010 to 2011. Prior to that, Mr. Plaehn served as an advisor to chief executive officers, executive teams and investors for technology companies from 2008 to 2010. Prior to that, Mr. Plaehn served as the president and chief executive officer at Bungee Labs, a cloud computing and platform-as-a-service company, from 2006 to 2008. Prior to that, Mr. Plaehn served as executive vice president of technology products and services at RealNetworks, Inc., from 1999 through 2004, and then led RealNetworks, Inc.’s casual games division from 2004 to 2005. Prior to that, Mr. Plaehn served as chairman and chief executive officer of Viewpoint Digital, which was acquired by CA, Inc., an information technology management company, in 1998. Mr. Plaehn holds a Bachelor of Arts in mathematics from the University of California, San Diego and is a graduate of the Executive Program for Scientists and Engineers at the University of California, San Diego.

We believe that Mr. Plaehn is qualified to serve as a director based on the perspective and experience he brings as our President and Chief Executive Officer and his experience as a seasoned executive.

Maria Thomas has been a member of our board of directors since February 2018. In 2016, Ms. Thomas served as the interim CEO and strategic advisor to Glamsquad, a NYC-based startup offering beauty services on demand. Prior to that, from February 2013 to August 2015, Ms. Thomas served as Chief Marketing and Consumer Officer for SmartThings, an early entrant into the DIY smart home market that was acquired by Samsung in 2014. From 2008 to 2010, Ms. Thomas was the first non-founder CEO at Etsy, and under her leadership, Etsy became a trusted global brand with gross merchandise sales of more than $300 million. From 2001 to 2008, she was SVP and GM of NPR Digital, and she help drive NPR’s successful transformation from a radio-only company to a multimedia enterprise. Ms. Thomas currently serves on the boards of McClatchy which is listed on the NYSE American, and of the privately-held digital textile printing and e-commerce company, Spoonflower. Ms. Thomas started her career on Wall Street as a financial analyst and spent seven years as an Investment Officer with the International Finance Corporation, the World Bank’s private sector arm. She graduated with honors from Boston University and received her MBA from Northwestern University’s Kellogg School of Management.

We believe Ms. Thomas is qualified to serve as a director based on her digital management and product experience, her work with investors and venture capitalists, and her service as a director on other public and private boards.

Executive Officers

The following presents our current executive officers, their respective ages and positions as of March 21, 2018:

Name	Age	Position
Martin Plaehn	60	President, Chief Executive Officer and Chairman
Mark Novakovich	50	Chief Financial Officer
Greg Bishop	59	General Counsel, Chief Compliance Officer and Corporate Secretary
Susan Cashen	57	Senior Vice President, Marketing
Jeff Dungan	48	Senior Vice President, Supply Chain Operations and Business Development
Bryce Judd	43	Senior Vice President, Sales

Martin Plaehn has served as Control4’s President and Chief Executive Officer, and a member of our board of directors since September 2011, and as chairperson of the board of directors since January 1, 2014, and his biographical information is provided with our other directors above.

Mark Novakovich has served as our Chief Financial Officer since August 2015. Mr. Novakovich has been with Control4 since 2004. For several years prior to his appointment as CFO, from March 2004 to August 2015, Mr. Novakovich served as our Vice President of Finance. Prior to his employment with Control4, Mr. Novakovich held several senior finance positions including Corporate Controller at I-Link, a developer of VoIP technology and products from 2003 to 2004 and Chief Financial Officer at Lineo, a global provider of embedded Linux products, tools and services (acquired by Motorola) from 2000 to 2003. Mr. Novakovich began his career in public accounting at Coopers & Lybrand (now PricewaterhouseCoopers) in 1992. Mr. Novakovich is a Certified Public Accountant and received his Bachelor of Science in accounting from Brigham Young University.

Greg Bishop has served as our Vice President and General Counsel since March 2008, and as our Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since January 2013 and has managed our Human Resources department since October 2015. Prior to joining our company, Mr. Bishop operated his own legal consulting firm, Outsourced GC, from 2004 to 2008. Prior to that, Mr. Bishop was general counsel of Murex S.A. in Paris, France, a developer of software solutions for large financial institutions, from 2002 to 2004. Prior to that, Mr. Bishop held executive-level legal positions at Campus Pipeline, Inc., a developer of a software platform for colleges and universities, and Iomega Corporation, a producer of storage hardware. Prior to that, Mr. Bishop worked as legal counsel for Corning, Incorporated, and prior to that, Mr. Bishop worked for eight years as a commercial litigation associate for three law firms in Washington, D.C. Mr. Bishop holds a Bachelor of Arts in English literature, a Master of Business Administration and a Juris Doctorate from Brigham Young University. Mr. Bishop became a Certified Compliance and Ethics Professional in February 2013 and obtained an Executive Certification as a Chief Information Security Officer from Carnegie Mellon University in February 2015.

Susan Cashen has served as our Senior Vice President, Marketing, since June 2010. Prior to that, Ms. Cashen managed marketing for our company’s energy business unit from 2009 to 2010. Prior to joining our company, Ms. Cashen served as vice president of marketing at MyWaves, a mobile video service, from 2006 to 2009. Prior to that, Ms. Cashen served as the vice president of communications and vice president of marketing at TiVo Inc. from 2000 to 2005. Ms. Cashen holds a Bachelor of Arts in Russian studies from Hamilton College.

Jeff Dungan has served as our Senior Vice President, Supply Chain Operations and Business Development since April 2010, and our Senior Vice President, Supply Chain/Manufacturing, since June 2006. Prior to joining our company, Mr. Dungan held positions of senior director of information technology operations and general and administrative business solutions for BEA Systems, an enterprise infrastructure software products company, from 2001 to 2006. Mr. Dungan holds a Bachelor of Science in computer and electrical engineering from Colorado State University.

Bryce Judd has served as our Senior Vice President, Sales, since June 2016. Prior to joining our company, Mr. Judd was the Vice President of Channel Sales and Business Development at Motive Inc., a subdivision of Nokia Corporation offering a customer experience management software for connected devices and mobile services, including home automation. Prior to joining Motive Inc.in 2007, Mr. Judd was at Sprint Nextel Corporation where he served as Senior Director of Channel Sales and Operations. Mr. Judd graduated from the University of San Francisco with a Bachelor of Science in Economics, and he earned a Master of Business Administration from the University of Virginia, Darden Business School.

CORPORATE GOVERNANCE

Meetings of the Board of Directors

Our board of directors held five regular and special meetings in 2017. During their respective terms of service, each director attended at least 75% of all meetings of the board of directors and the committees on which they served, which were held during 2017. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are also expected to try to attend our annual meeting of stockholders, all meetings of the board of directors and all meetings of the committees on which they serve.

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. In 2013, our board of directors adopted a Code of Business Conduct and Ethics, which applies to all of our employees, officers and directors, including our chief executive officer, our chief financial officer, and our other executive and senior officers. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including the preparation and maintenance of our financial and accounting information, our compliance with laws, and possible conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our directors and employees is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigations of complaints relating to accounting or audit matters. These procedures have been adopted by the board of directors and are administered by our audit committee.

A copy of our Code of Business Conduct and Ethics is available on the Corporate Governance section of our website at http://investor.control4.com/corporate-governance.cfm. A copy of our Code of Business Conduct and Ethics may also be obtained without charge by contacting our Corporate Secretary at Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020. If there are any amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions), we intend to post them on our website and/or include them in our public filings with the SEC.

Corporate Governance Guidelines

The board of directors has adopted corporate governance guidelines to assist and guide its members in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, NASDAQ and our certificate of incorporation and bylaws. Our corporate governance guidelines are available in the Corporate Governance section of our website at http://investor.control4.com/corporate-governance.cfm. Although these corporate governance guidelines have been approved by the board of directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent that such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the board of directors at any time as it deems appropriate.

Independence of the Board of Directors

Consistent with our corporate governance guidelines and NASDAQ rules, our board of directors has determined that, as of the date of this Proxy Statement, seven out of the eight members of our board of directors are “independent” within the meaning of the director independence standards of NASDAQ and the SEC, the non-independent member being Martin Plaehn, our President, Chief Executive Officer and Chairman. In addition, our board of directors has determined that all members of the audit, compensation and nominating and corporate governance committees satisfy the applicable independence criteria of the Securities and Exchange Commission and NASDAQ. In making these determinations, the board of directors considered all relevant facts and circumstances, including (but not limited to) the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships. There are no family relationships among any of our directors or executive officers.

At least annually, the board of directors evaluates all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, the board of directors will make an annual determination of whether each director is independent within the meaning of NASDAQ’s, the SEC’s, and our applicable committees’ independence standards.

Identifying and Evaluating Director Nominees

The board of directors is responsible for selecting its own members. The board of directors delegates the selection and nomination process to the nominating and corporate governance committee, with the expectation that other members of the board of directors, and management, will be requested to take part in the process as appropriate.

Generally, the nominating and corporate governance committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the nominating and corporate governance committee deems to be helpful to identify candidates. Once candidates have been identified, the nominating and corporate governance committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the nominating and corporate governance committee. The nominating and corporate governance committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks or any other means that the nominating and corporate governance committee deems to be appropriate in the evaluation process. The nominating and corporate governance committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of the board of directors. Based on the results of the evaluation process, the nominating and corporate governance committee recommends candidates for the board of directors’ approval as director nominees for election to the board of directors.

Minimum Qualifications

The nominating and corporate governance committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the board of directors’ selection as nominees for the board of directors and as candidates for appointment to the board of directors’ committees. The nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other nominees to the board of directors, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, the nominating and corporate governance committee may consider, in addition to the minimum qualifications and other criteria for board of directors membership approved by the board of directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the board of directors.

Stockholder Recommendations

Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to the Corporate Secretary at Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

Stockholder Communications

The board of directors provides to every stockholder the ability to communicate with the board of directors, as a whole, and with individual directors on the board of directors through an established process for stockholder communication. For a stockholder communication directed to the board of directors as a whole, stockholders may send such communication via U.S. Mail or Expedited Delivery Service to: Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020, Attn: Corporate Secretary, or they may send electronic messages via the Investor Relations section of our website at http://investor.control4.com/directors.cfm. For a stockholder communication directed to an individual director in his or her capacity as a member of the board of directors, stockholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to: Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020, Attn: [Name of Individual Director].

We will forward by U.S. Mail any such stockholder communication to each director, and the Chairman of the Board in his or her capacity as a representative of the board of directors, to whom such stockholder communication is addressed to the address specified by each such director and the Chairman of the Board, unless there are safety or security concerns that mitigate against further transmission.

Board Leadership Structure

Our board of directors currently believes that our company is best served by combining the roles of chairman of the board and chief executive officer, coupled with a lead independent director. Our board of directors believes that as chief executive officer, Mr. Plaehn is the director most familiar with our business and industry and most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. Our independent directors bring experience, oversight and expertise from outside our company, while our chief executive officer brings company-specific experience and expertise. Our board of directors believes that the combined role of chairman and chief executive officer is the best leadership structure for us at the current time as it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our board of directors. The board of directors recognizes, however, that no single leadership model is right for all companies at all times. Our corporate governance guidelines provide that the board of directors should be free to choose a chairperson of the board based upon the board’s view of what is in the best interests of our company. Accordingly, the board of directors periodically reviews its leadership structure.

Since July 2015, David Habiger has served as our lead independent director. As the lead independent director, Mr. Habiger is responsible for coordinating the activities of the independent directors. Among other things, the lead independent director has the following specific responsibilities:

●	Call special meetings of the independent directors and chair meetings of independent directors;

●	Act as the principal liaison between the non-employee directors and the chairperson of the board on sensitive issues;

●	Work with the chairperson of the board to develop a schedule of meetings for the board of directors and provide input with respect to meeting agendas for the board of directors and its committees;

●	Advise the chairperson of the board with respect to the quality, quantity and timeliness of the flow of information from Company management;

●	Coordinate and moderate executive sessions of the independent directors; and

●	Perform such other duties as the board of directors may from time to time delegate to the lead independent director.

Board’s Role in Risk Oversight

The board of directors’ role in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the charters of each of the committees. The full board of directors (or the appropriate board of directors committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on our company, and the steps we take to manage them. When a board of directors committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board of directors meeting. This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risks Related to Compensation Policies and Practices

When determining our compensation policies and practices, our compensation committee and board of directors considered various matters relative to the development of a reasonable and prudent compensation program, including whether the policies and practices were reasonably likely to have a material adverse effect on us. We believe that the mix and design of our executive compensation plans and policies do not encourage management to assume excessive risks and are not reasonably likely to have a material adverse effect on us for the following reasons: we offer an appropriate balance of short- and long-term incentives and fixed and variable amounts; our variable compensation is based on a balanced mix of time-based and performance criteria; and our compensation committee has the authority to adjust variable compensation as appropriate.

Board Committees

Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The audit committee, compensation committee and nominating and corporate governance committee all operate under charters approved by our board of directors (copies of which can be found on the Investor Relations section of our website at http://investor.control4.com/corporate-governance.cfm. Our board of directors may from time to time establish other committees.

Audit Committee. Our audit committee oversees our corporate accounting and financial reporting process and assists the board of directors in monitoring our financial systems and our legal and regulatory compliance. Our audit committee will also:

●	Oversee the work of our independent auditors;

●	Approve the hiring, discharging and compensation of our independent auditors;

●	Approve engagements of the independent auditors to render any audit or permissible non-audit services;

●	Review the qualifications and independence of the independent auditors;

●	Monitor the rotation of partners of the independent auditors on our engagement team as required by law;

●	Review our financial statements and review our critical accounting policies and estimates;

●	Review the adequacy and effectiveness of our internal controls; and

●	Review and discuss with management and the independent auditors the results of our annual audit and our quarterly financial statements.

The members of our audit committee are Messrs. Born, Jaech, and Jensen. Mr. Jensen is our audit committee chairperson. Our board of directors has concluded that the composition of our audit committee meets the requirements for independence under, and the functioning of our audit committee complies with, the current requirements of applicable SEC and NASDAQ rules, and that Mr. Jensen is our audit committee financial expert as defined under applicable SEC rules. The audit committee held four meetings during 2017.

Compensation Committee. Our compensation committee oversees our corporate compensation programs. The compensation committee’s responsibilities include:

●	Reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

●	Evaluating the performance of our chief executive officer in light of established goals and objectives, and determining the compensation of our chief executive officer;

●	Reviewing and approving compensation of our other executive officers;

●	Reviewing and establishing our overall management compensation, philosophy and policy;

●	Overseeing and administering our compensation and similar plans;

●	Evaluating and assessing potential and current compensation advisors in accordance with the independence standards in the applicable NASDAQ rules;

●	Retaining and approving the compensation of any compensation advisers;

●	Reviewing and approving our policies and procedures for the grant of equity-based awards;

●	Reviewing and making recommendations to the board of directors with respect to the compensation of our directors;

●	Preparing the compensation committee report required by SEC rules to be included in our annual proxy statement or Annual Report on Form 10-K; and

●	Reviewing and discussing with management the compensation disclosure required to be included in our annual proxy statement or Annual Report on Form 10-K.

In reviewing and approving these matters, our compensation committee considers such matters as it deems appropriate, including our financial and operating performance, the alignment of interests of our executive officers and our stockholders and our ability to attract and retain qualified individuals. For executive compensation decisions, our compensation committee typically considers the recommendations of external consultants and our chief executive officer (other than with respect to decisions related to his own compensation).

Our compensation committee has established guidelines for allocating compensation among base salary, bonus and long-term incentive compensation, as well as between cash and non-cash compensation. In determining the amount and mix of compensation elements and whether each element provides the correct incentives and rewards for performance consistent with our short-term and long-term goals and objectives, the guidelines are designed to improve business performance. However, in making determinations about performance, our compensation committee does not solely rely on formal goals or metrics, but also takes into account input from appropriate members of management with respect to an individual’s performance, as well as its own observations.

Our compensation committee has the authority under its charter to engage the services of a consulting firm or other outside advisor to assist it in designing our compensation programs and in making compensation decisions. Pursuant to that authority, our compensation committee retained Compensia, a compensation consultant, in late 2015 and 2017 to conduct compensation studies related to director and executive compensation.

The members of our compensation committee are Messrs. Habiger and Molyneux and Ms. Thomas. Mr. Habiger is the chairperson of our compensation committee. Our board of directors has determined that each member of our compensation committee is independent under the applicable NASDAQ rules and SEC rules and regulations, is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and is a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The compensation committee held one meeting during 2017.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending corporate governance policies and nominees for election to our board of directors. The nominating and corporate governance committee will also:

●	Evaluate and make recommendations regarding the organization and governance of the board of directors and its committees;

●	Assess the performance of members of the board of directors and make recommendations regarding committee and chair assignments;

●	Recommend desired qualifications for board of director membership and conduct searches for potential members of the board of directors; and

●	Review and make recommendations with regard to our corporate governance guidelines.

The members of our nominating and corporate governance committee are Messrs. Born, Caudill, and Habiger. Mr. Born is the chairperson of our nominating and corporate governance committee. Our board of directors has determined that each member of our nominating and corporate governance committee is independent under the applicable NASDAQ rules. The nominating and corporate governance committee held one meeting during 2017.

Director Compensation

In 2013, we implemented a director compensation policy. We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our board of directors and that this approach is comparable to the policies of our peers. More specifically, our cash compensation policies are designed to encourage frequent and active interaction between directors and our executives both during and between formal meetings as well as compensate our directors for their time and effort. Further, we believe it is important to align the long-term interests of our non-employee directors with those of the Company and our stockholders and that awarding equity compensation to, and thereby increasing ownership of our common stock by, our non-employee directors is an appropriate means to achieve this alignment.

In March 2014, our board of directors amended our director compensation policy regarding cash compensation and grants of equity compensation for “Qualifying Directors.” To meet the requirements of being a “Qualifying Director,” a director (A) cannot be an employee or officer of the Company or any of our subsidiaries, and (B) cannot have the ability to influence or direct investment decisions concerning the ownership our securities for an investment fund, venture capital fund, partnership or similar entity. Furthermore, based on the recommendation of the Compensation Committee, in each of the last three years we amended the director compensation policy in certain respects to be closer to the median compensation of the boards of directors of our peer companies as determined by an external report prepared by a national compensation consultant retained by the Compensation Committee.

Our Qualifying Directors receive an annual cash retainer for board and committee service in addition to equity compensation, as set forth in further detail in the table below.

Cash Compensation

Qualifying Directors are entitled to receive the following annual cash compensation for their services:

Retainer	$40,000
Additional retainer for audit committee chairperson	$20,000
Additional retainer for other audit committee members	$10,000
Additional retainer for compensation committee chairperson	$13,000
Additional retainer for other compensation committee members	$6,000
Additional retainer for nominating and corporate governance chairperson	$9,000
Additional retainer for other nominating and corporate governance members	$4,000
Additional retainer for chairperson of the board of directors	$24,000
Additional retainer for lead independent director	$18,000

Equity Compensation

Each Qualifying Director who first joins our board of directors, and each existing director who subsequently meets the requirements of a Qualifying Director for the first time, will be granted stock options and/or restricted stock units (“RSUs”), at the Company’s option, with a combined value of $187,500 (such options and/or RSUs to vest in equal annual installments over a three-year period from the date of grant). In addition, each Qualifying Director who has served as a Qualifying Director of the Company for a minimum of nine months prior to our annual meeting of stockholders will be granted additional stock options and/or RSUs, at our option, with a combined value of $125,000 (such options and/or RSUs to vest in an open trading window approximately one year from the date of grant).

In March 2018, our board of directors considered and agreed to further amend our director compensation policy such that any unvested portion of any grant of equity compensation that has been or will be issued to members of the board of directors pursuant to our director compensation policy will accelerate upon the consummation of any of the following events: (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the stock of the Company to an unrelated person or entity, or (iv) any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

2017 Director Compensation

The following table sets forth information concerning compensation paid or accrued for services rendered to us by the non-employee members of our board of directors for the fiscal year ended December 31, 2017. The compensation received during 2017 by Mr. Plaehn for his service as an employee is reflected under “Executive Compensation—Summary Compensation Table” below.

Name	Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
Rob Born(2)	57,000	118,683	—	175,683
James Caudill(3)	48,000	118,683	—	166,683
David C. Habiger(4)	71,000	118,683	—	189,683
Jeremy Jaech(5)	44,000	118,683	—	162,683
Mark Jensen(6)	58,000	118,683	—	176,683
Phil Molyneux(7)	44,000	118,683	—	162,683
Maria Thomas(8)	—	—	—	—

(1)	The amounts reported in the Stock Awards column represent the grant date fair value of the restricted stock units (“RSUs”) granted to the non-employee directors during 2017, computed in accordance with ASC Topic 718. The amounts reported in this column reflect the accounting cost for these stock-based awards, and do not correspond to the actual economic value that may be received by the non-employee directors from the awards.

(2)	As of December 31, 2017, Mr. Born held outstanding options to purchase 25,154 shares of our common stock and 5,955 outstanding RSUs.
(3)	As of December 31, 2017, Mr. Caudill held outstanding options to purchase 16,757 shares of our common stock and 5,955 outstanding RSUs.
(4)	As of December 31, 2017, Mr. Habiger held outstanding options to purchase 36,343 shares of our common stock and 5,955 outstanding RSUs.
(5)	As of December 31, 2017, Mr. Jaech held no outstanding options and 5,955 outstanding RSUs.
(6)	As of December 31, 2017, Mr. Jensen held outstanding options to purchase 23,374 shares of our common stock and 5,955 outstanding RSUs.
(7)	As of December 31, 2017, Mr. Molyneux held outstanding options to purchase 23,374 shares of our common stock and 5,955 outstanding RSUs.
(8)	As of December 31, 2017, Ms. Thomas held no outstanding equity in the Company.

PROPOSAL TWO
RATIFICATION OF THE APPOINTMENT OF
OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have appointed Ernst & Young LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2018, and we are asking you and other stockholders to ratify this appointment. Ernst & Young LLP has served as our independent registered public accounting firm since our inception in 2003.

The audit committee annually reviews the independent registered public accounting firm’s independence, including reviewing all relationships between the independent registered public accounting firm and us and any disclosed relationships or services that may impact the objectivity and independence of the independent registered public accounting firm, and the independent registered public accounting firm’s performance. As a matter of good corporate governance, the board of directors determined to submit to stockholders for ratification the appointment of Ernst & Young LLP. A majority of the votes properly cast is required in order to ratify the appointment of Ernst & Young LLP. In the event that a majority of the votes properly cast do not ratify this appointment of Ernst & Young LLP, we will review our future appointment of Ernst & Young LLP.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

In connection with our initial public offering, we adopted a policy under which the audit committee must pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval would generally be requested annually, with any pre-approval detailed as to the particular service, which must be classified in one of the four categories of services listed below. The audit committee may also, on a case-by-case basis, pre-approve particular services that are not contained in the annual pre-approval request. In connection with this pre-approval policy, the audit committee also considers whether the categories of pre-approved services are consistent with the rules on accountant independence of the SEC and the Public Company Accounting Oversight Board.

In addition, in the event time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the audit committee has authorized its Chairperson to pre-approve services. Engagements so pre-approved are to be reported to the audit committee at its next scheduled meeting.

Audit Fees

The following table sets forth the fees billed by Ernst & Young LLP for audit, audit-related, tax and all other services rendered for 2017 and 2016:

Fee Category	2017	2016
Audit Fees	$888,593	$778,504
Audit-Related Fees	—	74,350
Tax Fees	—	25,130
All Other Fees	5,170	1,995
Total Fees	$893,763	$879,979

Audit Fees. Consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, the review of our quarterly condensed consolidated financial statements, consultations on accounting matters directly related to the audit, and comfort letters, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees. Consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees”.

Tax Fees. Consist of aggregate fees for tax compliance, tax advice and tax planning services including the review and preparation of our federal and state income tax returns.

All Other Fees. Consist of aggregate fees billed for products and services provided by the independent registered public accounting firm other than those disclosed above. These fees consisted of amounts paid for the use of an online accounting research tool.

The audit committee pre-approved all services performed since the pre-approval policy was adopted.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018.

AUDIT COMMITTEE REPORT

Report of the Audit Committee of the Board of Directors

The information contained in this audit committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this audit committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Control4 Corporation (the “Company”) specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

This report is submitted by the audit committee of the board of directors of the Company (the “Board”). The audit committee consists of the three directors whose names appear below. None of the members of the audit committee is an officer or employee of the Company, and the Board has determined that each member of the audit committee is “independent” for audit committee purposes as that term is defined under Rule 10A-3 of the Exchange Act, and the applicable rules of The NASDAQ Stock Exchange LLC (“NASDAQ”). Each member of the audit committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. The Board has designated Mr. Jensen as an “audit committee financial expert,” as defined under the applicable rules of the SEC. The audit committee operates under a written charter adopted by the Board.

The audit committee’s general role is to assist the Board in monitoring our financial reporting process and related matters. Its specific responsibilities are set forth in its charter.

The audit committee has reviewed the Company’s consolidated financial statements for 2017 and met with management, as well as with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, to discuss the consolidated financial statements. The audit committee also discussed with members of Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard 1301, “Communications with Audit Committees.”

In addition, the audit committee received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with members of Ernst & Young LLP its independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the audit committee recommended to the Board that the Company’s audited consolidated financial statements for 2017 be included in its Annual Report on Form 10-K for 2017.

Audit Committee

Mark Jensen (Chairperson)
Rob Born
Jeremy Jaech

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 1, 2018, for:

●	Each person known by us to be the beneficial owner of more than 5% of our common stock;

●	Our named executive officers;

●	Each of our directors and director nominees; and

●	All executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe, based on the information provided to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 25,967,083 shares of common stock outstanding as of March 1, 2018. Options to purchase shares of our common stock that are exercisable within 60 days of March 1, 2018, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage. Unless otherwise indicated, the address for each beneficial owner is c/o Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Shares	Percentage
5% Stockholders:
BlackRock, Inc.(1)	2,844,620	11.0
The Vanguard Group (2)	1,505,227	5.8
The Bank of New York Mellon Corporation(3)	1,355,094	5.2

Named Executive Officers and Directors:
Martin Plaehn(4)	681,936	2.6
Mark Novokovich(5)	47,810	*
Bryce Judd(6)	2,545	*
Rob Born(7)	34,632	*
James Caudill(8)	28,537	*
David C. Habiger(9)	48,123	*
Jeremy Jaech(10)	27,180	*
Mark Jensen(11)	35,154	*
Phil Molyneux(12)	30,442	*
Maria Thomas	—	*
All executive officers and directors as a group (13 persons)(13)	1,177,996	4.4

*	Represents beneficial ownership of less than 1%.
(1)

Based solely on information reported on Schedule 13G/A filed with the SEC on January 23, 2018 by BlackRock, Inc. (“BlackRock”), reporting beneficial ownership as of December 31, 2017, has sole dispositive power for all the shares reported, and sole voting power for 2,791,423 of the shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(2)

Based solely on information reported on Schedule 13G filed with the SEC on February 8, 2018 by The Vanguard Group (“Vanguard”), reporting beneficial ownership as of December 31, 2017, with sole dispositive power as to 1,459,806 shares, sole voting power with respect to 45,755 shares, shared dispositive power as to 45,421 shares and shared voting power with respect to 1,700 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Based solely on information reported on Schedule 13G filed with the SEC on February 7, 2018 by The Bank of New York Mellon Corporation a parent holding company, on behalf of the subsidiaries listed in Exhibit I therein (“BNY Mellon”), reporting beneficial ownership as of December 31, 2017, with sole dispositive power as to 1,355,094 shares, sole voting power with respect to 1,339,034 shares. The address of BNY Mellon is 225 Liberty Street, New York, NY 10286.

(4)	Consists of 93,297 shares of common stock, options to purchase 588,141 shares including those exercisable within 60 days of March 1, 2018, and 498 shares held in this person’s 401(k) Plan account.
(5)	Consists of 21,137 shares of common stock, options to purchase 26,177 shares including those exercisable within 60 days of March 1, 2018, and 496 shares held in this person’s 401(k) Plan account.
(6)	Consists of options to purchase 2,083 shares including those exercisable within 60 days of March 1, 2018, and 462 shares held in this person’s 401(k) Plan account.
(7)	Consists of 9,478 shares of common stock and options to purchase 25,154 shares including those exercisable within 60 days of March 1, 2018.
(8)	Consists of 11,780 shares of common stock and options to purchase 16,757 shares including those exercisable within 60 days of March 1, 2018.
(9)	Consists of 11,780 shares of common stock and options to purchase 36,343 shares including those exercisable within 60 days of March 1, 2018.
(10)	Consists of 27,180 shares of common stock.
(11)	Consists of 11,780 shares of common stock and options to purchase 23,374 shares including those exercisable within 60 days of March 1, 2018.
(12)	Consists of 7,068 shares of common stock and options to purchase 23,374 shares including those exercisable within 60 days of March 1, 2018.
(13)	Consists of 225,839 shares held of record by our current executive officers and directors, and options to purchase 952,157 shares including those exercisable within 60 days of March 1, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all such reports.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that for 2017, all required reports were filed on a timely basis under Section 16(a).

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2017 regarding shares of common stock that may be issued under our equity compensation plans, consisting of our 2013 Stock Option and Incentive Plan and our 2003 Equity Incentive Plan. We do not have any non-stockholder approved equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	3,360,462	(1)	$12.13	(1)	1,153,918	(2)
Equity compensation plans not approved by security holders	—		—		—

(1)

At December 31, 2017, we had 2,069,802 outstanding options with a weighted-average exercise price of $12.13 per share and unvested restricted stock awards of 1,290,660 shares under plans that have been approved by the stockholders. The weighted-average exercise price does not take restricted stock awards into account.

(2)

On each January 1, the number of shares reserved and available for issuance under our 2013 Stock Option and Incentive Plan will automatically increase by 5% of the outstanding number of shares of our common stock on the immediately preceding December 31 or such lesser number of shares as determined by our compensation committee.

EXECUTIVE COMPENSATION

Our named executive officers in 2017 were:

●	Martin Plaehn, our President, Chief Executive Officer and Chairman of the Board;

●	Mark Novakovich, Chief Financial Officer; and

●	Bryce Judd, Senior Vice President, Worldwide Sales.

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers as required by Item 402(n)(2) of Regulation S-K during our fiscal years ended December 31, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation ($)	Total ($)
Martin Plaehn President, CEO and Chairman	2017 2016	400,000 390,000	— —	1,260,078 1,020,708	— 46,800	20,081(4) —	1,680,159 1,457,508
Mark Novakovich, CFO(3)	2017	310,000	—	668,656	—	24,707(5)	1,003,363
Bryce Judd, SVP, Worldwide Sales(3)	2017	310,000	—	625,683	—	22,804(6)	958,487

(1)

Amounts shown in this column represent the aggregate grant date fair value of the stock award calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, as amended (“ASC 718”), without regard to estimated forfeitures. Note that the amounts reported in this column reflect the accounting cost for these stock awards, and do not correspond to the actual economic value that may be received by the named executive officers from the stock.

(2)

Amount represents a cash bonus earned in 2016 and paid in 2017, as applicable, based on the achievement of Company performance objectives set by our Board. Our 2016 Company performance objectives were related to the attainment of net income targets.

(3)	Messrs. Novakovich and Judd were not named executive officers in 2016.
(4)	Represents the value of insurance ($10,631) and 401(k) contributions ($9,450).
(5)	Represents the value of beta equipment provided under our executive officer’s beta testing program ($1,802), insurance ($13,455) and 401(k) contributions ($9,450).
(6)	Represents the value of insurance ($13,354) and 401(k) contributions ($9,450).

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by our named executive officers as of December 31, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Notes	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Martin Plaehn	382,260	—	(1)	6.14	9/29/2011	9/28/2021	—	—	—	—
	65,368	—	(2)	6.14	9/29/2011	9/28/2021	—	—	—	—
	54,085	42,068	(3)	11.28	6/11/2013	6/10/2023	—	—	—	—
	115,000	5,000	(1)	20.91	2/28/2014	2/27/2024	—	—	—	—
	—	—	(4)	—	—	—	25,000	744,000	—	—
	—	—	(5)	—	—	—	—	—	25,000	744,000
			(6)				45,000	1,339,200
			(7)						45,000	1,339,200
			(8)	—	—	—	—	—	19,600	583,296
	—	—	(9)				9,500	282,720
Mark Novakovich	2,204	—	(1)	6.14	5/26/2011	5/25/2021	—	—	—	—
	2,107	—	(1)	6.34	12/29/2011	12/28/2021	—	—	—	—
	7,011	—	(1)	9.93	12/26/2012	9/27/2022	—	—	—	—
	14,375	635	(1)	20.91	2/28/2014	2/27/2024	—	—	—	—
	3,750	1,250	(1)	15.37	12/31/2014	12/30/2024	—	—	—	—
			(10)				8,000	238,080
	—	—	(4)	—	—	—	7,084	210,820
	—	—	(5)	—	—	—	—	—	7,084	210,820
			(6)				24,000	714,240
			(7)						24,000	714,240
	—	—	(8)	—	—	—	—	—	15,200	452,352
Bryce Judd	18,750	31,250	(1)	8.16	6/30/2016	6/29/2026	—	—	—	—
	—	—	(11)		—	—	7,270	216,355	—	—
	—	—	(12)	—	—	—	—	—	5,193	154,544
			(6)				18,200	541,632
			(7)						18,200	541,632
	—	—	(8)	—	—	—	—	—	14,000	416,640

(1)

The shares underlying these options vest as follows: 25% of the shares underlying the option vest on the one-year anniversary of grant date, as applicable, and the remaining 75% of the shares vest in equal monthly installments over the following three years.

(2)

The shares underlying this option vested as follows: upon the achievement of certain quarterly milestones agreed upon by Mr. Plaehn and our board of directors are achieved, then 25% of the shares underlying the option vested on September 29, 2012 and the remaining 75% of the shares vest quarterly over the following three years. In January 2014, the Compensation Committee exercised its discretion to revise the level of achievement necessary to achieve the milestone-based vesting for a portion of the option eligible to vest in the fourth quarter of 2013. The reported amount above includes the additional vested shares.

(3)

The shares underlying this option vest as follows: 25% of the shares underlying the option vested on September 29, 2016 and the remaining 75% of the shares vest in equal monthly installments over the following three years, subject to Mr. Plaehn’s continued service to us through each vesting date. If Mr. Plaehn’s employment is terminated by us without Cause or by Mr. Plaehn for Good Reason within 90 days prior to or 12 months after a Change of Control, 100% of the unvested shares underlying this option will immediately vest and become exercisable.

(4)

This RSU award was granted on January 1, 2016 and vests as follows: 1/3 of the shares vest on February 10, 2017, and an additional 1/12 of the shares vest quarterly thereafter in each of the following eight quarters.

(5)

This PSU award was granted on January 1, 2016 and, upon the certification that certain 2016 financial performance targets related to the achievement of non-GAAP net income were achieved, vests as follows: 1/3 of the shares vest on February 10, 2017, and an additional 1/12 of the shares vest quarterly thereafter in each of the following eight quarters.

(6)

This RSU award was granted on January 3, 2017 and vests as follows: 1/3 of the shares vest on February 15, 2018, and an additional 1/12 of the shares vest quarterly thereafter in each of the following eight quarters.

(7)

This PSU award was granted on January 3, 2017 and, upon the certification that certain 2017 financial performance targets related to the achievement of non-GAAP net income were achieved, vests as follows: 1/3 of the shares vest on February 15, 2018, and an additional 1/12 of the shares vest quarterly thereafter in each of the following eight quarters.

(8)

This PSU award was granted on January 3, 2017 and, upon the certification that certain 2017 financial performance targets related to the achievement of non-GAAP net income were achieved, vests in full on February 15, 2018.

(9)	This RSU award was granted on January 3, 2017 and vests as follows: all of the shares vest on February 15, 2018.
(10)	This RSU award was granted on July 31, 2015 and vests as follows: 1/2 of the shares vest on August 10, 2017, and an additional 1/8 of the shares vest every 6 months thereafter.
(11)

This RSU award was granted on June 30, 2016 and vests as follows: 1/3 of the shares vest on August 10, 2017, and an additional 1/12 of the shares vest quarterly thereafter in each of the following eight quarters.

(12)

This PSU award was granted on June 30, 2016 and, upon the certification that certain 2017 financial performance targets related to the achievement of non-GAAP net income were achieved, vests as follows: 1/3 of the shares vest on August 10, 2017, and an additional 1/12 of the shares vest quarterly thereafter in each of the following eight quarters.

Benefits

We provide the following benefits to our named executive officers, generally on the same basis provided to all of our employees:

●	Medical, dental and vision insurance;

●	401(k) plan;

●	Employee assistance program;

●	Disability, life insurance, accidental death and dismemberment insurance; and

●	Health and dependent care flexible spending accounts.

We also allow our vice presidents and officers, including our named executive officers, to receive our beta equipment at no cost up to certain annual limits.

Employment Arrangements with Our Named Executive Officers

We have entered into an offer letter with each of Messrs. Plaehn, Novakovich and Judd in connection with his employment with us.

Benefits Upon Change of Control or Termination

Offer Letter with Mr. Plaehn

Pursuant to his offer letter, Mr. Plaehn is eligible to receive certain payments and benefits in the event of a termination of his employment by us without Cause (as defined in the offer letter or employment agreement, as applicable) or in the event he terminates his employment with us for Good Reason (as defined in the offer letter or employment agreements, as applicable). In the event that Mr. Plaehn’s employment is terminated by our company without Cause or by him for Good Reason, he will be entitled to receive: (1) continued payment of his base salary for six months (provided that if such termination occurs within 90 days prior to or 12 months after a Change of Control (as defined in the offer letter), he will be entitled to receive such continued payment for 12 months) following termination; (2) continued company-paid medical, dental and vision coverage for him and his dependents for 12 months following termination; and (3) earned but unpaid salary, bonuses and unreimbursed business expenses. In addition, if such termination occurs within 90 days prior to or within 12 months after a Change of Control, Mr. Plaehn is entitled to accelerated vesting of 100% of the unvested shares underlying an option to purchase shares of our common stock granted to him pursuant to the terms of his offer letter, as well as accelerated vesting of the greater of: (1) 50% of the then unvested portion of the an additional option to purchase shares of our common stock subject to both time and performance-based vesting granted to him pursuant to the terms of his offer letter, and (2) 25% of the total number of shares of common stock subject to such stock option.

In addition, in the event Mr. Plaehn’s employment with us is terminated by us without Cause or by Mr. Plaehn for Good Reason within 90 days prior to or within 12 months after a Change of Control, then 100% of the then unvested shares subject to the option granted to Mr. Plaehn on June 11, 2013 will vest and become exercisable.

At-Will Employment of Mr. Novakovich

The employment arrangement with Mr. Novakovich does not include any provisions entitling him to receive any payments or other benefits in the event of a termination of his employment, which is at-will.

At-Will Employment of Mr. Judd

The offer letter to Mr. Judd did not include any provisions entitling him to receive any payments or other benefits in the event of a termination of his employment, which is at-will.

Except as described above, there are currently no severance agreements or arrangements in place for our named executive officers.

Compensation Committee Interlocks and Insider Participation

During 2017, Messrs. David C. Habiger, Jeremy Jaech, and Phil Molyneux served as members of our compensation committee. No member of the compensation committee was an employee or officer of Control4 during 2017, is a former officer of Control4, or had any other relationship with us requiring disclosure herein.

During the last fiscal year, none of our executive officers served as: (1) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (2) a director of another entity, one of whose executive officers served on our compensation committee; or (3) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our board of directors.

COMPENSATION COMMITTEE REPORT

Report of the Compensation Committee of the Board of Directors

The information contained in this compensation committee report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (4) subject to the liabilities of Section 18 of the Exchange Act. No portion of this compensation committee report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that Control4 Corporation (the “Company”) specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act or the Exchange Act.

The compensation committee has reviewed and discussed the foregoing executive compensation section with management. Based on the review and discussions, the compensation committee recommended to the board of directors of the Company that such executive compensation section be included in this Proxy Statement.

Compensation Committee

David C. Habiger (Chairperson)
Phil Molyneux
Maria Thomas

RELATED PARTY AND OTHER TRANSACTIONS

Certain Relationships and Transactions

In 2017, we were a party to the following transactions with companies for which a member of our board of directors also serves as an officer or director:

●

James Caudill, a member of our board of directors was, for part of 2017, also an officer of a company that sold its product line on Control4’s online store. For the years ended December 31, 2017 and 2016, Control4 recognized revenue from sales of this product line of $189,000 and $140,000, respectively, net of cost of revenue, consistent with the Company’s accounting policy on sales of third-party products sold through the Company’s online ordering system. No portion of this amount was paid to our director.

Other than the foregoing, there were no other transactions or series of similar transactions in 2017 to which Control4 was or will be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

Procedures for Approval of Related Party Transactions

Our board of directors reviews and approves transactions with directors, officers and holders of 5% or more of our capital stock and their affiliates, each of whom we refer to as a related party. We have adopted a written related party transaction approval policy that governs the review of related party transactions. Pursuant to this policy, our audit committee shall review the material facts of all related party transactions. The audit committee shall take into account, among other factors that it deems appropriate, whether the related party transaction is on terms no less favorable to us than terms generally available in a transaction with an unrelated third party under the same or similar circumstances and the extent of the related party’s interest in the related party transaction. Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

TRANSACTION OF OTHER BUSINESS

The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment on such matters, under applicable laws.

ADDITIONAL INFORMATION

Procedures for Submitting Stockholder Proposals

Requirements for Stockholder Proposals to be Brought Before the Annual Meeting. Our bylaws provide that, for nominations of persons for election to our board of directors or other proposals to be considered at an annual meeting of stockholders, a stockholder must give written notice to our Secretary at Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah 84020, not later than the close of business 90 days, nor earlier than the close of business 120 days, prior to the first anniversary of the date of the preceding year’s annual meeting. However, the bylaws also provide that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any nomination must include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors in election contests or is otherwise required under Regulation 14A of the Exchange Act, the person’s written consent to be named in the Proxy Statement and to serve as a director if elected and such information as we might reasonably require to determine the eligibility of the person to serve as a director. As to other business, the notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of such stockholder (and the beneficial owner) in the proposal. The proposal must be a proper subject for stockholder action. In addition, to make a nomination or proposal, the stockholder must be of record at the time the notice is made and must provide certain information regarding itself (and the beneficial owner), including the name and address, as they appear on our books, of the stockholder proposing such business, the number of shares of our capital stock which are, directly or indirectly, owned beneficially or of record by the stockholder proposing such business or its affiliates or associates (as defined in Rule 12b-2 promulgated under the Exchange Act) and certain additional information.

The advance notice requirements for the Annual Meeting are as follows: a stockholder’s notice shall be timely if delivered to our Corporate Secretary at the address set forth above not later than the close of business on the later of the 90th day prior to the scheduled date of the Annual Meeting or the 10th day following the day on which public announcement of the date of the Annual Meeting is first made or sent by us.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. In addition to the requirements stated above, any stockholder who wishes to submit a proposal for inclusion in our proxy materials must comply with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2019 annual meeting of stockholders, all applicable requirements of Rule 14a-8 must be satisfied and we must receive such proposals no later than November 22, 2018. Such proposals must be delivered to our Corporate Secretary, c/o Control4 Corporation, 11734 S. Election Road, Salt Lake City, Utah.